Exhibit 99.1

FOR IMMEDIATE RELEASE

Genoptix Contacts:
Marcy Graham	Joleen Schultz
Sr. Director, Investor Relations	Principal
Genoptix, Inc.	Mentus
760-930-7150	858-455-5500 ext 215
investorrelations@genoptix.com	jschultz@mentus.com

GENOPTIX REPORTS STRONG FULL-YEAR FINANCIAL RESULTS FOR 2008

AND RAISES GUIDANCE FOR 2009

Annual Revenues Increase 96% In First Full Year As A Public Company

CARLSBAD, Calif. – February 26, 2009 - Genoptix, Inc. (NASDAQ: GXDX), a specialized laboratory services provider, today reported revenues of $34.0 million for the fourth quarter of 2008, which includes a $2.2 million benefit from changes in accounting estimates relating to prior periods. This is an increase of approximately 83.0% over revenues of $18.6 million for the comparable period in 2007, which includes a $456 thousand benefit from similar changes in accounting estimates. For the full-year ended December 31, 2008, the Company reported revenues of $116.2 million, which includes a $3.3 million benefit from changes in accounting estimates relating to prior years. This represents an increase of approximately 95.8% over revenues of $59.3 million, which includes a $792 thousand benefit provided by changes in accounting estimates, for 2007.

“Our performance in the fourth quarter and full-year 2008 demonstrates the value offered by our service oriented approach to diagnostics. Our strategy to distinguish ourselves by delivering superior value to our customers has resulted in another quarter of exceptional growth in the number of community physicians we serve, enabling us to end the year with approximately 6% of the bone marrow testing market, up from just under 4% at the end of 2007,” said Tina S. Nova, Ph.D., President and CEO of Genoptix. “This increase in customers was a primary driver of our growth overall, as we provided services for more than one thousand community physicians and managed nearly 39,000 patient cases during 2008. We intend to continue growing this market share by adding sales, medical and support personnel throughout the coming year in support of our goal to provide the highest quality diagnostic services to our physician customers and their patients.”

Fourth Quarter 2008

Gross profit for the fourth quarter of 2008 was $20.7 million, up from $11.0 million for the fourth quarter of 2007, or 60.9% as compared to 59.3%, respectively.

Operating expenses for the fourth quarter of 2008 increased to $12.0 million from $6.9 million in the fourth quarter of 2007. The increase in expenses was driven by investment in infrastructure and personnel to support rapid organizational growth and the costs associated with operating as a public company. Operating income for the fourth quarter of 2008 was $8.7 million, or 25.6% of revenues, as compared to operating income of $4.1 million, or 22.3% of revenues, for the same period in 2007.

The fourth quarter of 2008 was the first full quarter in which the Company operated as a fully taxed corporation, following the recognition of the remaining deferred tax assets at the end of the third quarter of 2008.

Our tax rate of 43.3% for the fourth quarter resulted in GAAP net income of $5.4 million for the fourth quarter of 2008, compared to GAAP net income of $4.7 million for the fourth quarter of 2007. Diluted earnings per share, or EPS, for the fourth quarter of 2008 was $0.30 based on 17.8 million weighted average common shares outstanding.

Full Year 2008

For the full-year 2008, gross profits totaled $70.2 million, or 60.5%, as compared to $35.2 million for 2007, or 59.4%.

Operating expenses were $43.6 million for the full-year 2008, up from $22.2 million for full-year 2007. These expenses were higher primarily due to the investment in additional personnel to support our revenue growth, increased stock-based compensation expense and the costs associated with operating as a public company. Operating income for 2008 was $26.6 million, or 22.9% of revenues, compared to $13.0 million, or 22.0% of revenues, for 2007.

Net income for the full-year 2008 was $31.4 million, up from $13.4 million for the full-year 2007. Diluted EPS for 2008 was $1.78, based on 17.7 million weighted average common shares outstanding, including net benefits resulting primarily from the recognition of deferred tax assets during the year.

The Company completed its IPO on November 2, 2007. On a pro forma basis, assuming conversion of all outstanding preferred stock, diluted EPS for the quarter and year ended December 31, 2007 would have been $0.29 and $0.99, respectively (see “Pro Forma Net Income Per Share” table below).

As of December 31, 2008, the Company’s total cash, cash equivalents and investment securities were $107.1 million, of which $4.1 million was classified as long-term. For the full-year 2008, cash generated from operations was $28.2 million, while purchases of capital equipment for the same period totaled $9.6 million. The year ended with bad debt expense at approximately 3% of total revenues and days sales outstanding of 53 days.

“We accomplished a great deal in 2008, our first full year operating as a public company. From our recent facilities expansion and the move into new administrative offices to our successful recruiting efforts and hiring of 126 new employees, managing growth to ensure our continued high quality service has been our central focus,” said Sam Riccitelli, Genoptix EVP and COO. “We will continue to develop and strengthen our organization by hiring key mid-level management and adding the structure necessary to support our sales team and operational staff. Throughout 2008, we welcomed 11 hematopathologists to our Cartesian Medical Group, meeting our goal of housing 25 physicians at year-end. In 2008, our sales team expanded to a total of 65 people, 55 of which are field sales representatives who will help us to pursue our objective of capturing 15 - 20% of the bone marrow market share in the U.S. over the next three to five years.”

2009 Performance Outlook

For the full-year 2009, Genoptix expects revenues of approximately $170 million, with gross margins in the mid- to high-fiftieth percentile.

Income before income taxes is expected to be approximately $38 million and diluted GAAP EPS for the full-year 2009 is expected to be approximately $1.15 on an estimated 18.1 million shares assuming a tax rate of 45%.

Based on continued infrastructure expansion and implementation of its strategic plan, the Company projects capital expenditures of approximately $8.0 million for the full-year 2009, which includes approximately $4.5 million in maintenance capital.

Conference Call Information

A conference call will take place on Thursday, February 26, 2009, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), hosted by President and CEO, Tina S. Nova, Ph.D., and other members of senior management. To access the live conference call via phone, dial 800-295-3991 in the U.S. or Canada and 617-614-3924 for international callers. Please specify to the operator that you would like to join the “Genoptix Fourth Quarter 2008 Earnings Conference Call.” The participant code for the call is 82029062. If you are unable to listen to the live webcast, a replay of the call will be available through Thursday, March 5, 2009. Interested parties can access the rebroadcast by dialing 1-888-286-8010 or 1-617-801-6888 internationally and entering the reservation number 30354059.

The conference call will also be webcast live under the investor relations section of the Genoptix website at www.genoptix.com. Please connect to the Genoptix website several minutes prior to the start of the webcast to ensure adequate time for any software download that may be necessary. If you are unable to listen to the live webcast, a replay will be available through Thursday, March 26, 2009, on the Genoptix website at www.genoptix.com.

About Genoptix, Inc.

Genoptix is a specialized laboratory service provider focused on delivering personalized and comprehensive diagnostic services to community-based hematologists and oncologists. Genoptix is headquartered in Carlsbad, California.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with generally accepted accounting principles (GAAP), this release contains non-GAAP financial measures. The non-GAAP diluted EPS information for year ended December 31, 2007 assumes the conversion of all outstanding preferred stock at the beginning of the period. The Company believes that the non-GAAP financial measures included in this release provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results. The Company further believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods, and uses these non-GAAP financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP that are also included in this release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the Company’s business that are not historical facts may be considered “forward-looking statements,” including statements regarding the value of the Company’s services and ability to provide high quality services, the success of the Company’s business model, improving case volumes, increasing revenues, customer adoption and growth, the Company’s capacity to manage and support future growth and ability to expand its business, hire additional personnel and consistently provide specialized, personalized and comprehensive diagnostic services, the Company’s growth prospects and ability to capture additional bone marrow market share in the U.S., estimated effective tax rates and the Company’s financial guidance for 2009. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause the Company’s results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from the results predicted include, without limitation, commercial and governmental reimbursement decisions, compliance and regulatory risks, financial risks, the Company’s ability to hire personnel and manage its growth and the competitive landscape within our industry. These and other risks and uncertainties are detailed in the Company’s Annual Report on Form 10-K for the full-year period ended December 31, 2008 and subsequent filings with the United States Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

[Financial tables follow]

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
	(unaudited)
Revenues	$33,960	$18,562	$116,170	$59,332
Cost of revenues	13,268	7,563	45,931	24,106

Gross profit	20,692	10,999	70,239	35,226
Operating expenses:
Sales and marketing	5,536	3,780	20,065	11,649
General and administrative	6,222	2,979	22,313	9,976
Research and development	230	96	1,233	559

Total operating expenses	11,988	6,855	43,611	22,184

Income from operations	8,704	4,144	26,628	13,042
Interest income	731	817	3,010	1,062
Interest expense	5	(122)	—	(353)
Other income	—	—	28	41

Income before income taxes	9,440	4,839	29,666	13,792
Income tax (benefit) expense	4,090	165	(1,690)	439

Net income	$5,350	$4,674	$31,356	$13,353

Net income per share:(1)(2)
Basic	$0.32	$0.30	$1.91	$1.20

Diluted	$0.30	$0.27	$1.78	$0.78

Shares used to compute net income per share:(1)(2)
Basic	16,587	10,367	16,399	2,756

Diluted	17,767	11,913	17,653	4,246

(1)	As a result of the conversion of the Company’s preferred stock into 11,032 shares of common stock upon completion of the Company’s initial public offering in November 2007, there is a lack of comparability in the basic and diluted net income per share amounts for the periods presented above. For calculations of the pro forma net income per share for the periods presented, see Note 1 in the notes to consolidated financial statements included in the Annual Report on Form 10-K.

(2)	For the three months ended December 31, 2007, $1,514 of the Company’s net income of $4,674 was allocated to preferred stockholders for purposes of calculating net income per share pursuant to the terms of the preferred stock, resulting in $3,160 of net income allocable to common stockholders. For the year ended December 31, 2007, $10,036 of the Company’s net income of $13,353 was allocated to preferred stockholders for purposes of calculating net income per share pursuant to the terms of the preferred stock, resulting in $3,317 of net income allocable to common stockholders. See Note 1 in the notes to consolidated financial statements included in the Annual Report on Form 10-K for an explanation of the method and amounts used in the computation of the per share amounts.

GENOPTIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$38,108	$50,624
Short-term investment securities	64,830	34,836
Accounts receivable, net	15,604	9,013
Deferred tax asset	4,707	—
Other current assets	2,179	1,409

Total current assets	125,428	95,882
Property and equipment, net	12,189	1,950
Long-term investment security	3,775	—
Deferred tax asset	2,510	—
Restricted cash	360	—
Other long-term assets	183	—

Total assets	$144,445	$97,832

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$6,580	$4,312
Accrued compensation	3,006	2,496
Deferred revenues	365	95
Deferred rent	241	—

Total current liabilities	10,192	6,903
Long-term liabilities	2,034	324
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	17	16
Additional paid-in capital	143,616	132,532
Accumulated other comprehensive (loss) income	(774)	53
Accumulated deficit	(10,640)	(41,996)

Total stockholders’ equity	132,219	90,605

Total liabilities and stockholders’ equity	$144,445	$97,832

GENOPTIX, INC.

PRO FORMA NET INCOME PER SHARE (1)

(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2008	Pro Forma 2007	2008	Pro Forma 2007
	(unaudited)
Numerator:
Pro forma net income allocable to common stockholders	$5,350	$4,674	$31,356	$13,353

Denominator:
Pro forma weighted average shares of common stock outstanding, net	16,587	10,367	16,399	2,756
Adjustments to reflect the weighted average effect of the assumed conversion of convertible preferred stock	—	3,957	—	9,249

Pro forma weighted average shares of common stock outstanding, net - basic	16,587	14,324	16,399	12,005
Dilutive effect of common equivalent shares	1,180	1,572	1,254	1,549

Pro forma weighted average shares of common stock outstanding, net - diluted	17,767	15,896	17,653	13,554

Pro forma net income per share:
Basic	$0.32	$0.33	$1.91	$1.11

Diluted	$0.30	$0.29	$1.78	$0.99

(1)	As a result of the conversion of the Company’s preferred stock into 11,032 shares of common stock upon completion of the Company’s initial public offering in November 2007, there is a lack of comparability in the basic and diluted net income per share amounts for the periods presented above. For calculations of the pro forma net income per share for the periods presented, see Note 1 in the notes to consolidated financial statements included in the Annual Report on Form 10-K.

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